Exhibit 99.1

General Cannabis Announces Relisting to OTCBB

DENVER, Colorado. (April 28, 2015) – Advanced Cannabis Solutions d/b/a General Cannabis Corporation (CANN) today announced that its common stock has resumed quotation on the OTC Markets.  The company’s common stock began trading under the symbol “CANN” at the opening of trading on Tuesday April 28 2015.

“We are pleased to reach this important corporate milestone.  CANN has made significant progress spanning all areas of the organization over the last year and re-listing on the OTC Markets will allow us to communicate this progress with a broader audience. We are now better positioned to enhance stock liquidity and attract institutional investors, which we believe will fundamentally enhance the value of our company,” said Michael Feinsod, CANN’s Chairman of the Board.

Robert Frichtel, CEO of General Cannabis, stated, "General Cannabis is pleased to have its stock actively quoted on the OTC Markets again. We can now focus on the future of building our company, supporting the legal cannabis industry, and building shareholder value. We believe that relisting will enhance liquidity and boost our profile, which should benefit all stakeholders.”

About General Cannabis Corporation

General Cannabis Corporation provides services to the regulated cannabis industry throughout the United States. We lease growing space and related facilities (commercial real estate and equipment) to licensed cannabis business operators for their production needs.

We are pursuing ancillary business products and services including customized finance, capital formation, banking, regulatory compliance consulting, security and advanced logistical support for grow operations.

As previously announced, Advanced Cannabis Solutions, Inc. intends to seek shareholder approval to change its name to General Cannabis Corporation. The Company expects to effect the name change this spring in connection with its annual shareholders' meeting.

www.generalcann.com

Contact:

Robert Frichtel, CEO

GCC, Inc.

(303) 759-1300

Forward Looking Statements   Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including the risks identified in the Company's filings with the Securities and Exchange Commission (the "SEC"), including but not limited to Risk Factors contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.